Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Proportion of Ownership Interest
Pivotshare, Inc.	100% by the Registrant
Powerslam, LLC	100% by Pivotshare, Inc.
Screen Media Ventures, LLC	100% by the Registrant
757 Film Acquisition LLC	100% by Screen Media Ventures, LLC
Digital Media Enterprises LLC	100% by Screen Media Ventures, LLC
Screen Media Films, LLC	100% by Screen Media Ventures, LLC
A Sharp, Inc.	100% by the Registrant
BD Productions, LLC	100% by the Registrant
PH2017, LLC	100% by the Registrant
VRP2018, LLC	100% by the Registrant
RSHOOD2017, LLC	100% by the Registrant
The Fixer 2018, LLC	100% by the Registrant
Crackle Plus, LLC	51% by the Registrant*

*Chicken Soup for the Soul Entertainment, Inc. currently owns 99% of the common equity of Crackle Plus, LLC, and CPE Holdings, Inc. owns 1% of the common equity and $37 million of preferred units which must be converted between May-August 2020 into (i) common units that would represent an additional 48% of the common equity of Crackle Plus, LLC upon conversion, or (ii) $40 million of Series A Preferred Shares of Chicken Soup for the Soul Entertainment, Inc.